Transfer Agreement

THIS TRANSFER AGREEMENT, made and entered into as of June 21, 2007, by and between Pacific Gold Entertainment Inc., having an office at  #7 – 534 Cambie Street, Vancouver, British Columbia, V6B 2N7, Canada (“PGE”) and Pathway Films Inc. having an office at  #7 – 534 Cambie Street, Vancouver, British Columbia, V6B 2N7, Canada (the” Seller”).

1.           SELLER’S REPRESENTATIONS AND WARRANTIES:

(a)
Sole Proprietor:  The Seller represents and warrants to PGE that the Seller is the sole and exclusive proprietor, throughout the world of that certain original material entitled “Bunny Tales” (the “Property”).

(b)	Facts: The Seller represents and warrants to PGE that the following statements are true and correct in all respects with respect to said material:

(i)	The Seller is one of the owners of the Property and has a 25% interest in the Property.

(ii)	The Property was registered for copyright in the name of” Bunny Tales”, under the Writer Guild of America # 1167959

No motion picture or dramatic version of the  Property, or any part of it, has been manufactured, produced, presented or authorized; no radio or television development, presentation or program based on the  Property, or any part of it, has been manufactured, produced, presented, broadcast or authorized; and no written or oral agreements or commitments at all with any respect to the  Property or with respect to any right therein, have previously been made or entered by or on behalf of the Seller (except with respect to the publication of the Property as set forth above).

(c)
No Infringement or Violation of Third Party Rights:  The Seller represents and warrants to PGE that the Seller has not adapted the Property from any other , dramatic or other material of any kind, nature or description, nor, excepting for material which is in the public domain, has the Seller copied or used in the Property the plot, scenes, sequence or story of any other , dramatic or other material; that the Property does not infringe upon any common law or statutory rights in any other , dramatic, or other material; that as far as the Seller has knowledge, no material in the Property is libelous or vocative of the right of privacy of any person and the full use of the rights in the Property which are covered by the within purchase would not violate any rights of any person, firm or corporation; and that the Property is not in the public domain in any country in the world where copyright protection is available.

(d)
No Impairment of Rights:  The Seller represents and warrants to PGE that the Seller is the exclusive proprietor, throughout the world, of its rights in the Property, which are covered by this agreement; that the Seller has not assigned, licensed nor in any manner encumbered, diminished or impaired these rights; that the Seller has not committed nor omitted to perform any act by which these rights could or will be encumbered, diminished or impaired; and that there is no outstanding claim or litigation pending against or involving the title, ownership and/or copyright in the Property, or in any part of it, or in its rights covered by this agreement.  The Seller further represents and warrants that no attempt hereafter will be made to encumber, diminish or impair any of the rights herein granted and that all appropriate protections of such rights will continue to be maintained by the Seller.

2.
CONSIDERATION FOR PURCHASE:  In consideration of the payment to the Seller of the sum of $100,000 and delivery of the 25% interest in the Property to PGE, the Seller agrees to sell to PGE and PGE agrees to purchase from the Seller, the rights in the Property for the total purchase price of $100,000.  The purchase price will be evidenced by a non-interest demand promissory note payable in favor of the Seller to be issued as of the day of this agreement.

3.
RESTRICTIONS:  The Seller will not permit the use of nor will the Seller use any other right the Seller has reserved in a way that would in any manner or for any purpose unfairly compete with, interfere with or conflict with the full and unrestricted use of the rights granted to PGE in this agreement.

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4.
ASSIGNMENT:  This agreement and the rights granted hereunder may be assigned by PGE to any other person, firm or corporation without the consent of the Seller, provided the assignee accepts all the obligations of PGE under this agreement as a condition of the assignment.

5.
SECTION HEADINGS:  The headings of paragraphs, sections and other subdivisions of this agreement are for convenient reference only and they will not be used in any way to govern, limit, modify, or construe this agreement or any part or provision of it.

6.
ARBITRATION:  Any controversy or claim arising out of or in relation to this agreement or the validity, construction or performance of this agreement, or the breach thereof, will be resolved by arbitration in accordance with the rules and procedures of the American Film Marketing Association, as said rules may be amended from time to time with rights of discovery if requested from the arbitrator.  Such rules and procedures are incorporated and made a part of this agreement by reference.  If the American Film Marketing Association refuses to accept jurisdiction of such dispute, then the parties will arbitrate such matter before and in accordance with the rules of the Canadian Arbitration Association under its jurisdiction in Vancouver, British Columbia before a single arbitrator familiar with entertainment law.  The parties will have the right to engage in pre-hearing discovery in connection with such arbitration proceedings if approved by the arbitrator.  The parties hereto will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award and that the prevailing party in such arbitration and/or confirmation proceeding will be entitled to recover its reasonable attorneys fees and expenses.  The arbitration award will be final, binding and non-appealable.

7.
ENTIRE AGREEMENT:  This agreement contains the complete understanding and agreement between the parties with respect to the within subject matter, and supersedes all other agreements between the parties whether written or oral relating thereto, and may not be modified or amended except by written instrument executed by both of the parties hereto.  This agreement will in all respects be subject to the laws of the Province of British Columbia applicable to agreements executed and wholly performed within such Province.  All the rights, licenses, privileges and property herein granted to PGE are irrevocable and not subject to rescission, restraint, or injunction under any or all circumstances.

IN WITNESS WHEREOF, the parties hereto have signed this Transfer Agreement as of the day and year first hereinabove written.

Pacific Gold Entertainment Inc.

Per:  /s/ Mark Tuit
___________________________________
BUYER:  Mark Tuit (CEO)
Date: June 21, 2007

Pathway Films Inc.

Per:  /s/ Ron Loudoun
___________________________________
SELLER:  Ron Loudoun (President)
Date: June 21, 2007

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